Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS SECOND QUARTER RESULTS

Gaithersburg, MD – August 11, 2005 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the second quarter of 2005. For the three months ended June 30, 2005, Brickman had revenue of $137.2 million, net income of $10.3 million and EBITDA of $30.5 million.

The EBITDA of $30.5 million represents an increase of $5.1 million or 20.3% over the second quarter of 2004. This increase was attributable to an increase in landscape maintenance revenues from new sales and acquisitions and the absence of a $1.2 million software write-off taken in the second quarter of 2004. At June 30, 2005, Brickman’s net debt was 2.7 times trailing twelve months EBITDA. This compares to net debt of 3.3 times trailing twelve months EBITDA at June 30, 2004. A calculation of EBITDA and reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Brickman’s net income in the second quarter of 2005 was $10.3 million, a $3.0 million improvement over the second quarter of 2004’s net income of $7.3 million. In addition to the factors affecting EBITDA described above, general and administrative expenses increased $0.9 million from the second quarter of 2004, amortization expense decreased $0.6 million and interest expense increased $0.1 million. Average debt outstanding in the second quarter of 2005 was $191.5 million compared to $191.8 million in the second quarter 2004, but the weighted average rate of interest on outstanding debt in the second quarter of 2005 was 10.4% compared to 10.2% in the second quarter of 2004.

Second quarter revenues were $137.2 million, an increase of $17.4 million or 14.5% over the same period in 2004. This increase was principally driven by an increase in landscape maintenance services revenue of $17.1 million or 15.4%. The increase in landscape maintenance services revenue was the result of strong new sales and acquisitions in the fourth quarter of 2004 and the second quarter of 2005. Excluding acquisitions, second quarter revenues increased $12.2 million or 10.2% compared to the second quarter of 2004.

Brickman’s EBITDA for the six months ended June 30, 2005 was $35.6 million, an increase of $6.9 million or 24.2% over the six months ended June 30, 2004. This increase was attributable to revenue growth of $38.9 million, and gross profit improvement of $9.3 million related to this revenue growth, offset by an increase in administrative expenses of $3.5 million.

Brickman’s net income in the first six months of 2005 of $5.8 million was $4.1 million higher than 2004’s net income of $1.7 million. In addition to the factors affecting EBITDA described above, general and administrative expenses increased $3.5 million, amortization expense decreased $1.3 million and interest expense increased $0.1 million. Average debt outstanding in the first six months of 2005 was $192.4 million compared to $194.9 million in the first six months of 2004, but the weighted average rate of interest on outstanding debt in the first six months of 2005 was 10.4% compared to 10.2% in the first six months of 2004.

Revenues for the first six months of 2005 were $229.1 million, an increase of $38.9 million, or 20.4% over the same period in 2004. This increase was driven by increases in landscape maintenance revenue of $24.2 million or 16.3%, and snow removal revenue of $15.5 million or 53.8% offset by a 6.2% decrease in design build revenue of $0.8 million. The increase in maintenance revenues was the result of strong new sales and the acquisitions described above. Excluding acquisitions, revenues for the first six months of 2005 increased $32.7 million or 17.2% compared to the first six months of 2004.

For the twelve month period ended June 30, 2005, Brickman generated revenue of $422.4 million, gross profit of $131.9 million, net income of $13.3 million, and EBITDA of $74.3 million. Twelve month amounts are unaudited and have been calculated by subtracting the unaudited results for the six month period ended June 30, 2004 from the audited results for the year ended December 31, 2004 and adding the unaudited results for the six month period ended June 30, 2005 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended June 30,		Twelve Months Ended June 30,
	2004	2005	2004	2005
Net income	$7.3	$10.3	$3.3	$13.3
Interest expense	4.9	5.0	19.8	19.9
Income taxes	4.9	7.0	2.3	8.9
Depreciation	3.1	3.6	10.7	12.6
Amortization	5.2	4.6	22.9	19.6

EBITDA	$25.4	$30.5	$59.0	$74.3

	Six months ended June 30,
	2004	2005
Net income	$1.7	$5.8
Interest	9.9	10.0
Income taxes	1.1	4.0
Depreciation	5.6	6.7
Amortization	10.4	9.1

EBITDA	$28.7	$35.6

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	June 30,
	2004	2005
Accrued interest	$739	$748
Revolving credit	5,500	17,000
Capital lease obligation	354	—
Long-term debt	188,335	182,352

Total debt	194,928	200,100
Less: Cash	1,002	1,661

Net debt	193,926	198,439

Trailing twelve months EBITDA	$59,044	$74,301

Ratio of Net debt to EBITDA	3.3x	2.7x

Brickman’s working capital at June 30, 2005 was $9.6 million compared to working capital of $25.0 million at December 31, 2004. The decrease in working capital resulted from purchases of property and equipment of $20.4 million, a payment of principal on Brickman’s term loan of $3.1 million, and distributions to our parent company, Brickman Group Holdings, Inc., totaling $4.8 million, offset by increases in working capital caused by seasonal factors. The distributions to our parent company consisted of a distribution for parent company debt service totaling $3.7 million, and distributions to fund parent company stock redemptions from terminated employees totaling $1.1 million. There was $17.0 million outstanding on Brickman’s $30.0 million revolving credit facility at June 30, 2005. Cash flow from operations for the first six months of 2005 was $7.4 million, a decrease of $1.3 million compared to the first six months of 2004. The decrease is primarily attributed to slower collections of receivables. Capital expenditures for the first six months were $20.4 million compared to $12.3 million in the first six months of 2004. The increase in capital expenditures is attributable to spending on equipment necessary to support strong new sales, the expansion of a program started in 2003 to reduce the replacement cycle for lawn mowing equipment from five years to two years and the acquisition of an airplane for executive travel.

Brickman will host a conference call to discuss the second quarter results on August 12, 2005 at 2:00 PM EDT. The call may be accessed by dialing 800-404-8949. The call will be recorded with replay accessible from August 12, 2005 through August 19, 2005 by dialing 800-558-5253, reservation #21250465.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Balance Sheets

(in thousands)

	Unaudited		Unaudited
	June 30, 2004	December 31, 2004	June 30, 2005
Current assets	$64,868	$68,795	$81,121
Property & equipment	31,819	29,982	42,898
Other assets	10,542	9,495	11,091
Intangibles and goodwill	124,944	117,349	119,958

Total assets	$232,173	$225,621	$255,068

Current liabilities, less current maturities	$40,608	$36,664	$46,545
Revolving Credit	5,500	—	17,000
Current maturities of long-term debt	6,337	7,091	7,977

Current liabilities	52,445	43,755	71,522
Long-term debt	182,352	178,364	174,375
Other liabilities	764	3,495	2,983

Total liabilities	235,561	225,614	248,880
Shareholder’s equity	(3,388)	7	6,188

Total liabilities and shareholder’s equity	$232,173	$225,621	$255,068

The Brickman Group, Ltd.

Statements of Operations

(in thousands)

(unaudited)

	Three months ended June 30,		Twelve Months Ended June 30, 2005
	2004	2005
Net service revenues	$119,828	$137,227	$422,441
Cost of services provided	78,579	90,474	290,524

Gross profit	41,249	46,753	131,917
General and administrative expenses	18,892	19,834	70,169
Amortization expense	5,241	4,619	19,567

Income from operations	17,116	22,300	42,181
Interest expense	4,907	4,992	19,944

Income before income taxes	12,209	17,308	22,237
Income tax provision	4,911	7,022	8,921

Net income	$7,298	$10,286	$13,316

	Six months ended June 30,
	2004	2005
Net service revenues	$190,227	$229,088
Cost of services provided	132,969	162,489

Gross profit	57,258	66,599
General and administrative expenses	34,169	37,692
Amortization expense	10,386	9,084

Income from operations	12,703	19,823
Interest expense	9,870	9,994

Income before income taxes	2,833	9,829
Income tax provision	1,161	4,030

Net income	$1,672	$5,799